Exhibit 99.2


Roche Exercises Option to Redeem Genentech Shares

-- Genentech to Remain Independent with Upcoming Public Reissue of Shares --

SOUTH SAN FRANCISCO, Calif. -- June 14, 1999 -- Genentech, Inc. today announced Roche has formally exercised its option to cause Genentech to redeem all of its outstanding special common shares not owned by Roche. The redemption date is June 30, 1999. On June 2, 1999, Genentech and Roche had previously announced Roche's intention to exercise its call option and publicly reoffer a portion of Genentech's shares.

The redemption is being made pursuant to an agreement approved by the Genentech shareholders in 1995. Genentech expects to send a redemption notice to each shareholder of record on June 16, 1999 informing them of the process to redeem shares of Genentech's Callable Putable Common Stock for $82.50 per share in cash. Genentech has appointed Chase Manhattan as the depository bank that will make payments to shareholders with respect to the redemption. Payment will not be made until after June 30, 1999. Notice and funding of the redemption is expected to occur on June 16, 1999, and trading in Genentech's stock is expected to end at the close of business on that day. Genentech's stock transfer records are expected to close on that day as well.

After the redemption is completed, Roche intends to publicly offer up to 19 percent of Genentech's shares as soon as practicable and continue Genentech as a publicly traded entity with independent directors. These shares will not be subject to any put or call agreements. The public offering will be made only by means of a prospectus.

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufacturers and markets human pharmaceuticals for significant unmet medical needs. Twelve of the approved products of biotechnology stem from Genentech science, seven of which Genentech markets directly in the United States. The company has headquarters in South San Francisco, California.

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